Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-181051

Prospectus Supplement No. 2

(To Prospectus dated September 6, 2012)

Sears Hometown and Outlet Stores, Inc.

This Prospectus Supplement No. 2 is being filed solely to correct a typographical error which appeared in Prospectus Supplement No. 1, dated September 10, 2012 (“Prospectus Supplement No. 1”), to the Prospectus, dated September 6, 2012 (the “Prospectus”), contained in the Registration Statement on Form S-1 (File No. 333-181051) filed by Sears Hometown and Outlet Stores, Inc. (“SHO”) and declared effective on September 6, 2012.

This Prospectus Supplement No. 2 relates to, and should be read together with, the Prospectus Supplement No. 1, dated September 10, 2012, to the Prospectus, dated September 6, 2012.

The last sentence of the first paragraph of Prospectus Supplement No. 1 incorrectly indicated that “Each subscription right will entitle its holder to purchase from Sears Holdings 0.208091 of a share of our common stock.” This incorrect statement is hereby replaced in its entirety by the following: “Each subscription right will entitle its holder to purchase from Sears Holdings 0.218091 of a share of our common stock.”

Except as set forth above, Prospectus Supplement No. 1 and the Prospectus remain unchanged.

This Prospectus Supplement No. 2 should be read in conjunction with Prospectus Supplement No. 1 and the Prospectus, which were delivered to holders of subscription rights.

This Prospectus Supplement is qualified by reference to Prospectus Supplement No. 1 and the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 corrects the information contained in Prospectus Supplement No. 1. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, Prospectus Supplement No. 1 and the Prospectus.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 30 of the Prospectus, which you should carefully consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 2, Prospectus Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2012.